Exhibit 99.1

THERMADYNE HOLDINGS CORPORATION

REPORTS SECOND QUARTER 2004 RESULTS

St. Louis, Missouri, August 9, 2004 —Thermadyne Holdings Corporation (OTC: THMD) today reported financial results for the three and six months ended June 30, 2004.

As previously reported, the Company was reorganized in May 2003.  Accordingly, results for the periods following the reorganization reflect fresh start accounting adjustments as required by generally accepted accounting principles (GAAP).  Because of the reorganization, comparisons to the prior year may not be meaningful.

Second Quarter Results of Operations

Net loss for the second quarter of 2004 was $5.3 million ($0.40 per share). The Company’s results for the second quarter of 2003 consisted of (1) net income (including a $582.1 million gain due to the Company’s reorganization and adoption of fresh-start accounting and a $13.5 million charge for reorganization costs) of $567.8 million ($158.14 per share) for the two months ended May 31, 2003, and (2) net income of $0.8 million ($0.06 per share) for the one month ended June 30, 2003.

Net Sales

Net sales for the second quarter of 2004 were $127.2 million, an increase of 18.0% over second quarter 2003 net sales of $107.8 million.  Both domestic and international net sales had double digit growth compared to the same quarter last year.  Domestic sales increased 21.3% to $68.7 million from $56.6 million in the prior year’s second quarter with increases across all product lines. The increase in domestic sales was driven by a stronger industrial economy in the U.S. and market share gains.  International sales in second quarter 2004 were $58.5 million, an increase of 14.3% over the prior year’s second quarter sales of $51.1 million. Excluding the effects of foreign currency, international sales increased by 6.1% in the period compared to the prior year, due primarily to increases in volume in Australia and Latin America, but were partially offset by weaker demand in Europe and Canada.

“We were very pleased with our domestic sales growth in the second quarter,” said Paul D. Melnuk, Chairman and Chief Executive Officer. “Also encouraging was the strong sales growth we saw in Australia and Latin America, which are two of our key international markets.”

Total bookings in the second quarter of 2004 were $130.7 million, an increase of 21.1% over the second quarter of 2003, with domestic and international bookings growing by 19.9% and 22.3%, respectively.  Excluding the effects of changes in foreign currency, international bookings were up 13.9% compared to the second quarter of 2003.

Gross Margin

Gross margin for the second quarter of 2004 decreased by 2.0 percentage points to 32.0% from 34.0% for the second quarter last year.  The margin decline is due to increased: 1) material costs of 0.3 percentage points related to price increases for base metals such as copper, brass, and steel used in many of the Company’s products as well as higher prices for purchased components and finished goods; 2) distributor rebate allowances of 1.5 percentage points; 3) overhead spending of 0.7 percentage points for supplies, repairs and maintenance, overtime and utilities related to the increase in production; and 4) freight costs of 0.3 percentage points due in large part to additional costs incurred to ensure timely deliveries and to a lesser extent fuel surcharges. Margin was favorably impacted by a 0.4 percentage point reduction in the cost of quality, and a 0.4 percentage point reduction in costs related to excess and obsolete inventory.  The effect of translating the local currency results of the Company’s international business units into U.S. dollars, which does not affect gross margin expressed as a percentage of sales, resulted in an increase in gross profit of approximately $1.4 million for the three months ended June 30, 2004. The costs of inefficiency in meeting our delivery and service level goals is estimated at $3.3 million for the second quarter and offset the benefits of operating leverage on the increased volumes.

Selling, General and Administrative Expense

Selling, general and administrative expenses in the second quarter of 2004 increased to $32.1 million or 25.2% of sales from $26.7 million or 24.8% of sales in the second quarter of 2003. Selling, general and administrative expenses increased in the second quarter of 2004 as compared to the same period in 2003 by $0.8 million as a result of changes in foreign currency. Selling, general and administrative expenses also increased as a result of costs associated with enhancements made to the Company’s domestic information system capabilities of $0.4 million, additional costs of $0.4 million related to compliance with the Sarbanes-Oxley Act of 2002 and other new corporate governance practices, and $2.4 million of additional sales and marketing resources related to new product development, growing international markets, and other initiatives.  Selling, general and administrative expenses for the second quarter of 2003 includes $0.6 million of non-recurring costs related to an information technology project.  The remaining increase relates primarily to expenses that fluctuate with sales such as commissions.

Restructuring Costs

Restructuring costs during the second quarter relate to the consolidation of certain domestic manufacturing facilities. During the three-month period ended June 30, 2004 we incurred $2.5 million of restructuring costs compared to $0.4 million for the two months ended May 31, 2003 and $0.1 million for the one month ended June 30, 2003.

Although a non-GAAP measure, the Company believes Adjusted Operating Ebitda (defined as earnings before interest, taxes, depreciation, amortization, other income and expense, costs related to the relocation of certain of the Company’s domestic manufacturing facilities, post retirement benefit expense, and reorganization costs), enhances the reader’s understanding of operating results and is commonly used to value businesses by investors and lenders.  Adjusted Operating Ebitda for the second quarter of 2004 was $13.9 million compared to $14.9 million for the second quarter of 2003.

First Half Results of Operations

Net loss for the first six months of 2004 was $6.3 million ($0.47 per share). The Company’s results for the comparable period a year ago consisted of (1) net income (including a $582.1 million gain due to the Company’s reorganization and adoption of fresh-start accounting and a $15.7 million charge for reorganization costs) of $569.0 million ($158.47 per share) for the five months ended May 31, 2003 and (2) net income of $0.8 million ($0.06 per share) for the one month ended June 30, 2003.

Net Sales

Net sales for the six months ended June 30, 2004 were $245.9 million, an increase of 18.1% over net sales of $208.2 million for the same period in 2003.  Double-digit growth was enjoyed in both domestic and international sales.  Domestic sales increased 20.6% to $135.4 million from $112.2 million in the six months ended June 30, 2003. The increase in the domestic sales was seen across all brands and was driven primarily by a stronger industrial economy in the U.S.  International sales in the first six months of 2004 were $110.5 million, an increase of 15.1% over the prior year’s same-period sales of $96.0 million. Excluding the effects of foreign currency, international sales would have been up 2.1% compared to the first six months of 2003, which is attributable primarily to increases in volume in certain regions. Strong constant-currency sales growth in Latin America and Australia was partially offset by declining demand in Europe and Canada.

Total bookings in the first six months of 2004 were $258.4 million, an increase of 21.7% over the six months ended June 30, 2003, with domestic and international bookings growing by 20.8% and 22.8%, respectively.  Excluding the effects of changes in foreign currency, international bookings were up 9.1% compared to the six months ended June 30, 2003.

Gross Margin

Gross margin for the six months ended June 30, 2004 decreased by 2.5 percentage points to 32.3% from 34.8% for the comparable period last year.  The margin decline is due to increased: 1) depreciation expense resulting from fresh-start accounting of 0.2 percentage points; 2) material costs of 0.7 percentage points related to price increases for base metals such as copper, brass, and steel used in many of the Company’s products as well as higher prices for purchased components and finished goods; 3) distributor rebate allowances of 0.9 percentage points; 4) overhead spending of 0.5 percentage points for supplies, repairs and maintenance, overtime and utilities related to the increase in production, 5) freight costs of 0.3 percentage points related primarily to additional costs incurred to ensure timely deliveries and to a lesser extent fuel surcharges; and 6) labor costs of 0.3 percentage points as a result of adding temporary workers and new hires to meet the increase in demand.  Cost of sales was favorably impacted by a 0.2 percentage point reduction in the cost of quality and a 0.2 percentage point decline in costs related to excess and obsolete inventory.  The effect of translating the local currency results of the Company’s international business units into U.S. dollars, which does not affect gross margin expressed as a percentage of sales, resulted in an increase in gross profit of approximately $4.0 million for the six months ended June 30, 2004. The costs of inefficiency in meeting our delivery and service level goals is estimated at $4.6 million for the first half of the year and offset the benefits of operating leverage on the increased volumes.

Selling, General and Administrative Expenses

Selling, general and administrative expenses in the first six months of 2004 increased to $61.7 million or 25.1% of sales from $52.5 million or 25.2% of sales in the comparable period last year. Expenses in the six-month period ended June 30, 2004 included an increase of $2.4 million as a result of changes in foreign currency rates. Selling, general and administrative expenses also increased as a result of additional sales and marketing resources of $3.8 million related to developing international markets, new product development, and other sales and marketing initiatives. Expenses also increased over 2003 by $0.9 million related to compliance with the Sarbanes-Oxley Act of 2002 and other new corporate governance practices and $0.5 million associated with improvements made to the Company’s domestic information system and organization.  Selling, general and administrative expenses for the six-month period ended June 30, 2003 includes $0.9 million of non-recurring costs related to an information technology project.  The remaining increase in expenses in the first half of 2004 compared to the first half of 2003 relates primarily to expenses that fluctuate with sales such as commissions.

Restructuring Costs

During the six months ended June 30, 2004 the Company incurred $5.0 million of restructuring costs associated with the relocation and consolidation of certain domestic manufacturing facilities, compared to $0.5 million and $0.1 million for the five months ended May 31, 2003 and the one month ended June 30, 2003, respectively.

Adjusted Operating Ebitda for the first half of 2004 was $27.9 million compared to $28.8 million for the first half of 2003.

Liquidity and Capital Resources

Primarily a result of the increase in sales, operating activities used $20.8 million of cash during the first six months of 2004, compared to $3.4 million and $0.5 million of cash used during the five months ended May 31, 2003 and the one month ended June 30, 2003, respectively. Operating assets and liabilities used $28.7 million of cash during the six-month period ended June 30, 2004, compared to $2.8 million provided in the five months ended May 31, 2003 and $3.6 million used in the one month ended June 30, 2003.  The increase in net operating assets and liabilities during the first half of 2004 resulted primarily from inventory, which used $28.0 million of cash during the period.  The increase in inventory resulted primarily from the sharp increase in demand, the intentional build of safety stock related to an upcoming plant consolidation, and the temporary increase in stock as part of the initiative to improve delivery performance.

“We made considerable improvement in meeting our customers’ delivery expectations in the second quarter although we still have room for improvement and will continue to treat customer service as a Company priority,” said Mr. Melnuk. “However, we have begun to also focus more attention and effort on improving the efficiency and productivity of our operations while maintaining the progress we have made”, he added.

Capital expenditures were $8.9 million during the six months ended June 30, 2004, which is $4.1 million more than was spent during the same period last year partly as a result of purchasing certain assets that had been deferred.  Capital expenditures in the first half of 2003 were lower due in part to the Company’s reorganization.

On July 29, 2004, the Company entered into a new $20.0 million second-lien term loan facility.  The proceeds of this facility were used to repay a portion of the outstanding balance under the Company’s revolving credit facility providing additional availability.  This additional availability provides the Company with the flexibility to improve its overall working capital efficiency while remaining focused on key business priorities.

CONFERENCE CALL

Thermadyne will hold a teleconference to discuss the Company’s second quarter results on August 9, 2004 at 4:30 PM EDT.

To participate via telephone, please dial:

•  Domestic:  (877) 313-3171  (Conference ID 8961121)

•  International:  (706) 634-7085  (Conference ID 8961121)

Those wishing to participate are asked to dial in ten minutes before the conference begins.   For those unable to participate in the live conference call, a recording of the conference will be available from August 9, 2004 at 5:30 PM EDT until August 16, 2004 at 11:59 EDT by dialing (800) 642-1687 or (706) 645-9291. Enter conference ID No. 8961121 followed by the # to listen to the recording.

ABOUT THERMADYNE

Thermadyne, headquartered in St. Louis, Missouri, is a leading global marketer of cutting and welding products and accessories under a variety of brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc® , Stoody®, GenSet® and Cigweld®.  Its common shares trade on the OTC Bulletin Board under the symbol THMD. For more information about Thermadyne, its products and services or to obtain information regarding the August 9th conference call, visit the Company’s web site at www.Thermadyne.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current expectations and involve a number of risks and uncertainties.  Actual results may differ materially from such statements due to a variety of factors that could adversely affect the company’s operating results.  The factors include, but are not limited to:  general economic and capital market conditions, including political and economic uncertainty in various areas of the world where we do business; the cyclicality and maturity of the cutting and welding market; the effectiveness of the Company’s initiatives; interest and foreign currency exchange rates; pricing and product actions taken by the Company’s competitors; costs of raw materials and energy; risks associated with the relocation of manufacturing operations; and customers’ perceptions of the Company’s financial condition relative to that of the Company’s competitors, particularly in light of the Company’s recent emergence from Chapter 11 bankruptcy.

THERMADYNE HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Reorganized Company		Reorganized Company		Predecessor Company
	Three Months Ended June 30, 2004		One Month Ended June 30, 2003		Two Months Ended May 31, 2003

Net sales	$127,172	100.0%	$36,238	100.0%	$71,556	100.0%
Operating expenses:
Cost of goods sold	86,426	68.0%	24,358	67.2%	46,781	65.4%
Selling, general and administrative expenses	32,063	25.2%	8,687	24.0%	18,001	25.2%
Amortization of intangibles	955	0.8%	342	0.9%	158	0.2%
Net periodic postretirement benefits	624	0.5%	114	0.3%	228	0.3%
Restructuring costs	2,464	1.9%	113	0.3%	417	0.6%
Operating income	4,640	3.6%	2,624	7.2%	5,971	8.3%
Other income (expense):
Interest	(5,165)	-4.1%	(1,455)	-4.0%	(3,556)	-5.0%
Amortization of deferred financing costs	(311)	-0.2%	(38)	-0.1%	—	0.0%
Other, net	(1,303)	-1.0%	(7)	0.0%	(1,264)	-1.8%
Income (loss) before reorganization items and income tax provision	(2,139)	-1.7%	1,124	3.1%	1,151	1.6%
Reorganization items	—	0.0%	—	0.0%	(13,486)	-18.8%
Gain on reorganization and adoption of fresh-start accounting	—	0.0%	—	0.0%	582,109	813.5%
Income (loss) before income tax provision	(2,139)	-1.7%	1,124	3.1%	569,774	796.3%
Income tax provision	3,150	2.5%	318	0.9%	2,001	2.8%
Net income (loss)	$(5,289)	-4.2%	$806	2.2%	$567,773	793.5%

Basic and diluted income (loss) per share	$(0.40)		$0.06		$158.14

Weighted average shares (basic and diluted)	13,306,296		13,300,000		3,590,286

	Reorganized Company		Reorganized Company		Predecessor Company
	Six Months Ended June 30, 2004		One Month Ended June 30, 2003		Five Months Ended May 31, 2003

Net sales	$245,903	100.0%	$36,238	100.0%	$172,010	100.0%
Operating expenses:
Cost of goods sold	166,551	67.7%	24,358	67.2%	111,334	64.7%
Selling, general and administrative expenses	61,688	25.1%	8,687	24.0%	43,824	25.5%
Amortization of intangibles	2,067	0.8%	342	0.9%	363	0.2%
Net periodic postretirement benefits	1,311	0.5%	114	0.3%	516	0.3%
Restructuring costs	5,021	2.0%	113	0.3%	516	0.3%
Operating income	9,265	3.8%	2,624	7.2%	15,457	9.0%
Other income (expense):
Interest	(9,936)	-4.0%	(1,455)	-4.0%	(8,798)	-5.1%
Amortization of deferred financing costs	(531)	-0.2%	(38)	-0.1%	—	0.0%
Other, net	(1,039)	-0.4%	(7)	0.0%	(1,174)	-0.7%
Income (loss) before reorganization items and income tax provision	(2,241)	-0.9%	1,124	3.1%	5,485	3.2%
Reorganization items	—	0.0%	—	0.0%	(15,692)	-9.1%
Gain on reorganization and adoption of fresh-start accounting	—	0.0%	—	0.0%	582,109	338.4%
Income (loss) before income tax provision	(2,241)	-0.9%	1,124	3.1%	571,902	332.5%
Income tax provision	4,077	1.7%	318	0.9%	2,939	1.7%
Net income (loss)	$(6,318)	-2.6%	$806	2.2%	$568,963	330.8%

Basic and diluted income (loss) per share	$(0.47)		$0.06		$158.47

Weighted average shares (basic and diluted)	13,303,148		13,300,000		3,590,286

THERMADYNE HOLDINGS CORPORATION

UNAUDITED SELECTED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Reorganized Company	Reorganized Company
	June 30, 2004	December 31, 2003

Cash and cash equivalents	$9,698	$16,784
Total current assets	240,027	211,779
Property, plant and equipment, net	79,938	82,520
Total assets	538,745	509,477

Total current liabilities	121,234	104,551
Working capital facility and current maturities of long-term obligations	34,505	27,974
Long-term obligations	210,309	190,404
Total shareholder’s equity	163,933	172,235

THERMADYNE HOLDINGS CORPORATION

UNAUDITED SELECTED CONSOLIDATED CASH FLOW DATA

(In thousands)

	Reorganized Company	Reorganized Company	Predecessor Company
	Six Months Ended June 30, 2004	One Month Ended June 30, 2003	Five Months Ended May 31, 2003

Cash flow from operations	$(20,784)	$(516)	$(3,391)
Capital expenditures	(8,893)	(683)	(4,114)
Depreciation and amortization	12,405	2,143	6,434
Increase (decrease) in cash and cash equivalents	(7,086)	518	(4,620)

THERMADYNE HOLDINGS CORPORATION

UNAUDITED RECONCILIATIONS OF NET INCOME (LOSS) TO ADJUSTED OPERATING EBITDA

(In millions)

	Reorganized Company	Reorganized Company	Predecessor Company
	Three Months Ended June 30, 2004	One Month Ended June 30, 2003	Two Months Ended May 31, 2003

Net income (loss)	$(5.3)	$0.8	$567.8
Plus:
Depreciation and amortization including deferred financing fees	6.4	2.2	2.6
Interest expense	5.2	1.5	3.6
Other post retirement benefit expense	0.6	0.1	0.2
Other expense (income)	1.3	—	1.3
Restructuring costs	2.5	0.1	0.4
Information Technology Project	—	—	0.6
Reorganization costs	—	—	13.5
Provision for income taxes	3.2	0.3	2.0
Less: Gain on reorganization and adoption of fresh-start accounting	—	—	(582.1)
Adjusted Operating Ebitda	$13.9	$5.0	$9.9

	Reorganized Company	Reorganized Company	Predecessor Company
	Six Months Ended June 30, 2004	One Month Ended June 30, 2003	Five Months Ended May 31, 2003

Net income (loss)	$(6.3)	$0.8	$569.0
Plus:
Depreciation and amortization including deferred financing fees	12.9	2.2	6.4
Interest expense	9.9	1.5	8.8
Other post retirement benefit expense	1.3	0.1	0.5
Other expense (income)	1.0	—	1.2
Restructuring costs	5.0	0.1	0.5
Information Technology Project	—	—	0.9
Reorganization costs	—	—	15.7
Provision for income taxes	4.1	0.3	2.9
Less: Gain on reorganization and adoption of fresh-start accounting	—	—	(582.1)
Adjusted Operating Ebitda	$27.9	$5.0	$23.8